Mr. Anderson's non-derivative securities owned beneficially comprise the following securities: (a) as determined by the Issuer's Compensation Committee (the "Committee"), 1,634 performance restricted stock units ("PRSUs") granted in 2023 reached an attainment of 98% so an aggregate of 1,604 PRSUs would vest in three equal annual installments beginning on February 13, 2024 based on the Issuer achieving performance goals for the period ended December 31, 2023 (358 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (b) the remaining 545 PRSUs granted on February 13, 2023 will vest dependent on the achievement of performance goals for the period ending December 31, 2025, subject to continued employment, and the final amount will be based on the percentage of attainment reached (1,496 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (c) a restricted stock award for 9,804 shares of the Issuer’s common stock (“Shares”) vesting in three equal annual installments beginning on February 13, 2024 (2,063 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (d) as determined by the Issuer's Committee, 1,229 PRSUs granted in 2024 reached an attainment of 91% so an aggregate of 1,124 PRSUs would vest in three equal annual installments beginning on February 21, 2025 based on the Issuer achieving performance goals for the period ended December 31, 2024 (115 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (e) the remaining 820 PRSUs granted on February 21, 2024 will vest dependent on the achievement of performance goals for the periods ending December 31, 2025 and 2026, subject to continued employment, and the final amount will be based on the percentage of attainment reached (119 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (f) a restricted stock award for 7,374 Shares vesting in three equal annual installments beginning on February 21, 2025 (751 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (g) a restricted stock award for 3,894 Shares vesting in three equal annual installments beginning on August 13, 2025; and (h) a restricted stock award for 7,168 Shares vesting in three equal annual installments beginning on February 19, 2026. All restricted stock awards and PRSUs granted are subject to continued employment.